Exhibit 99.1

NEWS RELEASE

Corporate Contact MTS Medication Technologies, Inc. Michael P. Conroy, CFO Phone: 727-576-6311, Ext. 1464 Fax: 727-579-8067 ir@mts-mt.com

MTS Medication Technologies, Inc. Completes Merger with Excellere Partners

ST. PETERSBURG, Fla. – December 22, 2009 – MTS Medication Technologies, Inc. (NasdaqCM:MTSI), an international provider of medication adherence packaging systems, today announced the completion of its previously announced merger with an affiliate of Excellere Partners, LLC. At a special meeting held on December 18, 2009, the stockholders of MTS voted to approve the Agreement and Plan of Merger that MTS entered into on August 7, 2009. Under the terms of the merger agreement, MTS stockholders are entitled to receive $5.75 in cash, without interest, for each share of MTS common stock held. Effective as of the closing of the market today, MTS common stock will cease to be traded on the NASDAQ Stock Market.

Stockholders of MTS who possess stock certificates will receive instructions by mail from Corporate Stock Transfer, the paying agent, concerning how and where to forward their certificates for payment of the merger consideration. For shares held in “street name” by a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to affect the surrender of your “street name” shares in exchange for the merger consideration. Questions about the deposit of merger proceeds should be directed to the appropriate broker, bank or other nominee.

JMP Securities LLC acted as financial advisor to the Special Committee of the Board of Directors. Shumaker, Loop & Kendrick, LLP served as the Special Committee’s legal counsel. Holland & Knight LLP served as legal counsel to MTS and Raymond James & Associates, Inc. acted as financial advisor to MTS. Excellere Partners was advised by Hogan & Hartson LLP.

About the Company

Founded in 1984, MTS Medication Technologies (www.mts-mt.com) is an international provider of medication adherence packaging systems designed to improve medication dispensing and administration. MTS manufactures automated packaging machines and related consumables for prescription medications and nutritional supplements. MTS serves approximately 8,000 pharmacies worldwide.

About Excellere Partners

Excellere Partners (www.excellerepartners.com) is a Denver-based private equity firm that specializes in completing recapitalization transactions with middle-market companies.

2003 Gandy Boulevard North  •  St. Petersburg, FL 33702  •  727-576-6311  •  Fax: 727-579-8017  •  www.mts-mt.com